Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2023 RESULTS
HILLIARD, Ohio – (November 3, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal second quarter ended September 30, 2022.
Second Quarter Fiscal 2023 Results
•Net sales increased 25.2% to $884.2 million
•Net income increased 101.0% to $153.4 million
•Adjusted EBITDA (Non-GAAP) increased 59.7% to $263.2 million

Year-to-Date Fiscal 2023 Results
•Net sales increased 30.7% to $1,798.4 million
•Net income increased 122.8% to $341.9 million
•Adjusted EBITDA (Non-GAAP) increased 69.7% to $562.2 million
•Cash provided by operating activities increased 360.6% to $437.0 million
•Free cash flow (Non-GAAP) increased $330.4 million to $361.5 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "We achieved record second quarter revenue and Adjusted EBITDA this quarter. Sales growth of 25% was driven by favorable pricing at both ADS and Infiltrator, strong volume growth in Allied Products, and growth in the residential and agriculture end markets. In addition, we continued to make progress bringing down elevated levels of backlog, and lead times have improved in most geographies and product lines. The favorable top line growth we achieved in the second quarter was broad based across our construction and agriculture end markets, with notable strength in our priority states."

Barbour continued, "As we entered September and into October, we began to see the impact of the uncertain macroeconomic environment in isolated pockets across certain geographies and product lines. In particular, our Infiltrator and retail businesses began to feel the impact of channel destocking as well as some project slowdowns within our non-residential business in certain geographies. However, demand remains strong for residential land development and horizontal construction, particularly for warehouses and distribution centers. And while inflationary pressures have been persistent throughout the year, we are beginning to see some abatement, which when combined with our productivity initiatives position us well moving into the second half of Fiscal 2023.”

Barbour concluded, "Taking this into account, we are lowering our fiscal year guidance for revenue to our original Fiscal 2023 guidance of $3.100 billion to $3.200 billion. While uncertainty remains around general economic conditions, our leading indicators including project identification, quoting, book-to-bill and order trends give us confidence we can achieve the updated revenue guidance issued today. Importantly, our Adjusted EBITDA guidance remains unchanged as we execute on actions to improve cost and efficiency within the business."
Second Quarter Fiscal 2023 Results
Net sales increased $177.7 million, or 25.2%, to $884.2 million, as compared to $706.5 million in the prior year quarter. Domestic pipe sales increased $116.5 million, or 30.3%, to $501.0 million. Domestic allied products & other sales increased $56.5 million, or 38.8%, to $202.2 million. Infiltrator sales increased $4.8 million, or 3.3%, to $150.7 million. These increases were driven by double-digit sales growth in the U.S. construction and agriculture end markets. International sales increased $9.9 million, or 15.6%, to $73.5 million, driven by growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $119.9 million, or 59.9%, to $320.0 million as compared to $200.1 million in the prior year. The increase in gross profit is primarily due to the increase in sales volume and favorable pricing on pipe, onsite septic and allied products. This increase was partially offset by inflationary pressures on manufacturing and transportation costs.
Adjusted EBITDA (Non-GAAP) increased $98.4 million, or 59.7%, to $263.2 million, as compared to $164.8 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 29.8% as compared to 23.3% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2023 Results
Net sales increased $422.6 million, or 30.7%, to $1,798.4 million, as compared to $1,375.8 million in the prior year quarter. Domestic pipe sales increased $267.3 million, or 35.2%, to $1,025.8 million. Domestic allied products & other sales increased $128.4 million, or 47.1%, to $401.1 million. Infiltrator sales increased $44.4 million, or 16.3%, to $317.0 million. These increases were driven by double-digit sales growth in the U.S. construction end markets. International sales increased $16.0 million, or 12.4%, to $145.0 million, driven by strong sales growth in the Mexican and Exports businesses.
Gross profit increased $270.9 million, or 67.5%, to $672.1 million as compared to $401.2 million in the prior year. The increase in gross profit is primarily due to the favorable pricing on pipe, onsite septic and allied products. This was partially offset by inflationary pressures of higher material and transportation costs along with higher manufacturing costs.
Adjusted EBITDA (Non-GAAP) increased $230.9 million, or 69.7%, to $562.2 million, as compared to $331.4 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.3% as compared to 24.1% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $437.0 million, as compared to $94.9 million in the prior year. Free cash flow (Non-GAAP) was $361.5 million, as compared to $31.1 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $853.9 million as of September 30, 2022, a decrease of $70.6 million from March 31, 2022.

On June 9, 2022 the Company issued $500.0 million aggregate principal amount of 6.375% Senior Notes due 2030. Some of the proceeds of this issuance were used to repay the outstanding borrowings under its senior secured revolving credit facility.
ADS had total liquidity of $1,045.7 million, comprised of cash of $457.4 million as of September 30, 2022 and $588.4 million of availability under committed credit facilities. As of September 30, 2022, the Company’s trailing-twelve-month leverage ratio was 1.0 times Adjusted EBITDA.
In the six months ended September 30, 2022, the Company repurchased 1.9 million shares of its common stock for a total cost of $195.2 million. As of September 30, 2022, approximately $804.8 million of common stock may be repurchased under the authorization.
Fiscal 2023 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2023. Net sales are now expected to be in the range of $3.100 billion to $3.200 billion. Adjusted EBITDA is unchanged and expected to be in the range of $900 to $940 million. Capital expenditures are expected to be approximately $175 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://www.netroadshow.com/events/login?show=22275fee&confId=43001. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 37 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.

Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; the risks related to the COVID-19 pandemic or other pandemics in the future; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2022	2021	2022	2021
Net sales	$884,209	$706,471	$1,798,395	$1,375,771
Cost of goods sold	564,246	506,414	1,126,325	974,593
Gross profit	319,963	200,057	672,070	401,178
Operating expenses:
Selling, general and administrative	88,639	73,951	175,159	150,172
(Gain) loss on disposal of assets and costs from exit and disposal activities	(102)	(901)	201	(912)
Intangible amortization	13,841	15,446	27,518	31,091
Income from operations	217,585	111,561	469,192	220,827
Other expense:
Interest expense	18,261	8,437	29,333	16,344
Derivative losses (gains) and other expense (income), net	395	202	(1,507)	(1,812)
Income before income taxes	198,929	102,922	441,366	206,295
Income tax expense	47,508	26,816	102,573	53,271
Equity in net income of unconsolidated affiliates	(1,956)	(206)	(3,066)	(411)
Net income	153,377	76,312	341,859	153,435
Less: net income attributable to noncontrolling interest	1,370	953	2,706	2,089
Net income attributable to ADS	152,007	75,359	339,153	151,346
Dividends to participating securities	—	(1,636)	—	(3,276)
Net income available to common stockholders and participating securities	152,007	73,723	339,153	148,070
Undistributed income allocated to participating securities	—	(10,494)	—	(21,430)
Net income available to common stockholders	$152,007	$63,229	$339,153	$126,640

Weighted average common shares outstanding:
Basic	83,466	70,464	83,306	70,993
Diluted	84,498	71,924	84,485	72,614
Net income per share:
Basic	$1.82	$0.90	$4.07	$1.78
Diluted	$1.80	$0.88	$4.01	$1.74
Cash dividends declared per share	$0.12	$0.11	$0.24	$0.22

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash	$457,357	$20,125
Receivables, net	387,952	341,753
Inventories	479,171	494,324
Other current assets	23,400	15,696
Total current assets	1,347,880	871,898
Property, plant and equipment, net	653,432	619,383
Other assets:
Goodwill	619,487	610,293
Intangible assets, net	435,281	431,385
Other assets	121,519	116,799
Total assets	$3,177,599	$2,649,758
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$16,765	$19,451
Current maturities of finance lease obligations	5,358	5,089
Accounts payable	236,603	224,986
Other accrued liabilities	169,774	134,877
Accrued income taxes	10,800	6,838
Total current liabilities	439,300	391,241
Long-term debt obligations, net	1,275,211	908,705
Long-term finance lease obligations	13,893	11,393
Deferred tax liabilities	164,945	168,435
Other liabilities	68,580	64,939
Total liabilities	1,961,929	1,544,713
Mezzanine equity:
Redeemable common stock	159,928	—
Redeemable convertible preferred stock	—	195,384
Total mezzanine equity	159,928	195,384
Stockholders’ equity:
Common stock	11,642	11,612
Paid-in capital	1,119,453	1,065,628
Common stock in treasury, at cost	(536,697)	(318,691)
Accumulated other comprehensive loss	(33,775)	(24,386)
Retained earnings	477,790	158,876
Total ADS stockholders’ equity	1,038,413	893,039
Noncontrolling interest in subsidiaries	17,329	16,622
Total stockholders’ equity	1,055,742	909,661
Total liabilities, mezzanine equity and stockholders’ equity	$3,177,599	$2,649,758

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2022	2021
Cash Flow from Operating Activities
Net income	$341,859	$153,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,500	68,850
Deferred income taxes	(3,117)	15
(Gain) loss on disposal of assets and costs from exit and disposal activities	201	(912)
ESOP and stock-based compensation	13,733	38,437
Amortization of deferred financing charges	398	191
Fair market value adjustments to derivatives	2,183	(446)
Equity in net income of unconsolidated affiliates	(3,066)	(411)
Other operating activities	(713)	441
Changes in working capital:
Receivables	(43,680)	(138,063)
Inventories	15,799	(124,429)
Prepaid expenses and other current assets	(7,776)	(6,738)
Accounts payable, accrued expenses, and other liabilities	49,703	104,508
Net cash provided by operating activities	437,024	94,878
Cash Flows from Investing Activities
Capital expenditures	(75,545)	(63,764)
Acquisition, net of cash acquired	(48,010)	—
Other investing activities	46	1,556
Net cash used in investing activities	(123,509)	(62,208)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(3,500)	(3,500)
Proceeds from Revolving Credit Agreement	26,200	146,800
Payments on Revolving Credit Agreement	(140,500)	(24,200)
Proceeds from Amended Revolving Credit Agreement	97,000	—
Payments on Amended Revolving Credit Agreement	(97,000)	—
Proceeds from Senior Notes due 2030	500,000	—
Debt issuance costs	(11,575)	—
Payments on Equipment Financing	(7,104)	—
Payments on finance lease obligations	(3,153)	(10,437)
Repurchase of common stock	(192,602)	(292,000)
Cash dividends paid	(20,367)	(18,758)
Dividends paid to noncontrolling interest holder	(1,727)	(1,471)
Proceeds from exercise of stock options	4,660	3,179
Payment of withholding taxes on vesting of restricted stock units	(25,512)	(12,976)
Other financing activities	—	(230)
Net cash provided by (used in) financing activities	124,820	(213,593)
Effect of exchange rate changes on cash	(1,103)	(81)
Net change in cash	437,232	(181,004)
Cash at beginning of period	20,125	195,009
Cash at end of period	$457,357	$14,005

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2022			September 30, 2021
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$500,978	$(10,770)	$490,208	$384,521	$(2,668)	$381,853
Infiltrator	150,735	(22,450)	128,285	145,911	(22,412)	123,499
International
International - Pipe	56,461	(7,339)	49,122	50,141	(5,170)	44,971
International - Allied Products & Other	17,002	—	17,002	13,433	—	13,433
Total International	73,463	(7,339)	66,124	63,574	(5,170)	58,404
Allied Products & Other	202,200	(2,608)	199,592	145,719	(3,004)	142,715
Intersegment Eliminations	(43,167)	43,167	—	(33,254)	33,254	—
Total Consolidated	$884,209	$—	$884,209	$706,471	$—	$706,471

	Six Months Ended
	September 30, 2022			September 30, 2021
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,025,835	$(20,644)	$1,005,191	$758,531	$(4,571)	$753,960
Infiltrator	317,025	(51,356)	265,669	272,653	(41,449)	231,204
International
International - Pipe	109,880	(13,198)	96,682	100,979	(8,084)	92,895
International - Allied Products & Other	35,097	—	35,097	27,961	—	27,961
Total International	144,977	(13,198)	131,779	128,940	(8,084)	120,856
Allied Products & Other	401,109	(5,353)	395,756	272,755	(3,004)	269,751
Intersegment Eliminations	(90,551)	90,551	—	(57,108)	57,108	—
Total Consolidated	$1,798,395	$—	$1,798,395	$1,375,771	$—	$1,375,771
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$153,377	$76,312	$341,859	$153,435
Depreciation and amortization	35,922	34,194	71,500	68,850
Interest expense	18,261	8,437	29,333	16,344
Income tax expense	47,508	26,816	102,573	53,271
EBITDA	255,068	145,759	545,265	291,900
(Gain) loss on disposal of assets and costs from exit and disposal activities	(102)	(901)	201	(912)
Stock-based compensation expense	7,460	5,618	13,733	12,269
ESOP compensation expense	—	12,013	—	26,168
Transaction costs	368	834	2,083	877
Other adjustments(a)	408	1,481	963	1,084
Adjusted EBITDA	$263,202	$164,804	$562,245	$331,386
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, interest income, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2022	2021
Net cash flow from operating activities	$437,024	$94,878
Capital expenditures	(75,545)	(63,764)
Free cash flow	$361,479	$31,114